Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief
Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2023

First Quarter 2023 Highlights

●	Net Earnings of $59.3 million, or $0.42 per share

●	Return on Average Tangible Common Equity of 20.59%

●	Return on Average Assets of 1.47%

●	Noninterest-bearing deposits 63.92% of total deposits

●	Cost of deposits of 0.17%

Ontario, Calif., April 26, 2023-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2023.

CVB Financial Corp. reported net income of $59.3 million for the quarter ended March 31, 2023, compared with $66.2 million for the fourth quarter of 2022 and $45.6 million for the first quarter of 2022. Diluted earnings per share were $0.42 for the first quarter of 2023, compared to $0.47 for the prior quarter and $0.31 for the same period last year. The first quarter of 2023 included $1.5 million in provision for credit losses, compared to $2.5 million in the fourth quarter of 2022 and $2.5 million in the first quarter of 2022. Net income of $59.3 million for the first quarter of 2023 produced an annualized return on average equity (“ROAE”) of 12.15%, an annualized return on average tangible common equity (“ROATCE”) of 20.59%, and an annualized return on average assets (“ROAA”) of 1.47%. Our net interest margin, tax equivalent (“NIM”), was 3.45% for the first quarter of 2023, while our efficiency ratio was 39.50%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We produced $59.3 million in net income in the first quarter of 2023. These results reflect our continued focus on serving the comprehensive financial needs of our customers. I would like to thank our customers for their loyalty and our associates for their commitment to assisting our customers achieve their goals.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts)
Net interest income	$125,728	$137,395	$112,840
(Provision for) recapture of credit losses	(1,500)	(2,500)	(2,500)
Noninterest income	13,202	12,465	11,264
Noninterest expense	(54,881)	(54,419)	(58,238)
Income taxes	(23,279)	(26,773)	(17,806)

Net earnings	$59,270	$66,168	$45,560

Earnings per common share:
Basic	$0.42	$0.47	$0.31
Diluted	$0.42	$0.47	$0.31
NIM	3.45%	3.69%	2.90%
ROAA	1.47%	1.60%	1.06%
ROAE	12.15%	13.68%	8.24%
ROATCE	20.59%	23.65%	13.08%
Efficiency ratio	39.50%	36.31%	46.93%
Noninterest expense to average assets, annualized	1.36%	1.32%	1.36%

Net Interest Income

Net interest income was $125.7 million for the first quarter of 2023. This represented a $11.7 million, or 8.49%, decrease from the fourth quarter of 2022, and a $12.9 million, or 11.42%, increase from the first quarter of 2022. The quarter-over-quarter decline in net interest income was primarily due to a $9.7 million increase in interest expense from higher levels of short-term borrowings. A nine basis point increase in the cost of deposits and customer repos, combined with the higher cost borrowings resulted in a 36 basis point increase in our cost of funds. The interest-earning asset yield expanded by nine basis point over the prior quarter, primarily due to an increase in loan yields from 4.78% in the fourth quarter of 2022 to 4.90% for the first quarter of 2023. The year-over-year increase in net interest income was primarily due to a 55 basis point expansion of the net interest margin. In comparison to the first quarter of 2022, interest income grew by $28.7 million, or 25.14%, primarily due to a 98 basis point expansion of the yield on earning assets. The year-over-year increase in interest expense of $15.8 million resulted primarily from the $972 million in average short term borrowings in the first quarter of 2023 and a 14 basis point increase in cost of deposits and customer repurchases.

Net Interest Margin

Our tax equivalent net interest margin was 3.45% for the first quarter of 2023, compared to 3.69% for the fourth quarter of 2022 and 2.90% for the first quarter of 2022. The 24 basis point decrease in our net interest margin compared to the fourth quarter of 2022, was primarily due to a 36 basis point increase in our cost of funds. Cost of funds increased in part due to an $810 million increase in short-term borrowings, which had an average cost of 4.81% during the first quarter of 2023. The cost of interest-bearing deposits increased by 25 basis points from the fourth quarter, but the total cost of deposits and customer repurchases only increased by nine basis points, as noninterest-bearing deposits were more than 63% of average deposits during the first quarter. The nine basis point increase in the interest-earning asset yield was due to a 12 basis point increase in loan yields and a quarter-over-quarter change in the composition of average earning assets, with loans growing from 59.67% to 60.55% of earnings assets. The 55 basis point increase in net interest margin, compared to the first quarter of 2022 was primarily the result of a 98 basis point increase in earning asset yield. Loan yields grew from 4.27% for the first quarter of 2022 to 4.90% for the first quarter of 2023. Likewise, the yield on investment securities increased by 67 basis points from the prior year quarter. Loan balances grew to 60.55% of earning assets on average for the first quarter of 2023, compared to 53.25% for the first quarter of 2022. In addition to loan growth, excess liquidity held at the Federal Reserve was invested into higher yielding investments, which increased to 38.93% of earning assets on average for the first quarter of 2023 from 36.19% for the first quarter of 2022. As a result of growth in loans and investment securities, our average balance at the Fed declined from 10.4% of earning assets in the first quarter of 2022 to 0.3% in the first quarter of 2023. Total cost of funds of 0.49% for the first quarter of 2023 increased from 0.03% for the year ago quarter. This 46 basis point increase in cost of funds was the result of a 39 basis point increase in the cost of interest-bearing deposits and an average cost of 4.81% on $972 million of short-term borrowings for the first quarter of 2023. On average, noninterest-bearing deposits were 63.65% of total deposits during the most recent quarter, compared to 63.58% for the fourth quarter of 2022 and 61.48% for the first quarter of 2022.

Earning Assets and Deposits

On average, earning assets declined by $60.3 million and by $1.16 billion, compared to the fourth and first quarters of 2022, respectively. The $60.3 million quarter-over-quarter decline in earning assets resulted from an $88.4 million decrease in interest-earning funds held at the Federal Reserve and average investment securities declining by $79.6 million, which was partially offset by average loans increasing by $94.7 million. Compared to the first quarter of 2022, average loans increased by $462.9 million, while the average amount of funds held at the Federal Reserve declined by $1.62 billion from the first quarter of 2022. Noninterest-bearing deposits declined on average by $610.2 million, or 7.01%, from the fourth quarter of 2022, while interest-bearing deposits and customer repurchase agreements declined on average by $332.6 million. Compared to the first quarter of 2022, total deposits and customer repurchase agreements declined on average by $1.6 billion, or 10.77%, including a decline of $628.0 million in noninterest-bearing deposits.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	March 31, 2023		December 31, 2022		March 31, 2022

	(Dollars in thousands)

Yield on average investment securities (TE)	2.37%		2.36%		1.70%
Yield on average loans	4.90%		4.78%		4.27%
Core Loan Yield [1]	4.85%		4.67%		4.11%
Yield on average earning assets (TE)	3.91%		3.82%		2.93%
Cost of deposits	0.17%		0.08%		0.03%
Cost of funds	0.49%		0.13%		0.03%
Net interest margin (TE)	3.45%		3.69%		2.90%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,762,728	38.93%	$5,842,283	39.31%	$5,776,440	36.19%
Interest-earning deposits with other institutions	47,934	0.32%	133,931	0.90%	1,666,473	10.44%
Loans	8,963,323	60.55%	8,868,673	59.67%	8,500,436	53.25%
Total interest-earning assets	14,802,853		14,863,178		15,962,282

[1] Represents yield on average loans excluding the impact of discount accretion and PPP loans.

Provision for Credit Losses

The first quarter of 2023 included $1.5 million in provision for credit losses, compared to a $2.5 million in provision for credit losses in the fourth quarter of 2022 and $2.5 million in the first quarter of 2022. The $1.5 million provision for credit losses in the most recent quarter was the result of an overall increase in projected loss rates from 0.94% at the end of 2022 to 0.97% at March 31, 2023. Projected loss rates continue to be impacted by a deteriorating economic forecast that assumes a modest recession starting in late 2023 and modest GDP growth through 2024, as well as lower commercial real estate values and an increase in the rate of unemployment. Our forecast reflects GDP growth of 1.4% for all of 2023 and 0.9% in 2024. Unemployment is forecasted to be 4.2% in 2023 and 5.1% in 2024.

Noninterest Income

Noninterest income was $13.2 million for the first quarter of 2023, compared with $12.5 million for the fourth quarter of 2022 and $11.3 million for the first quarter of 2022. Service charges on deposits decreased by $413,000, or 7.17% over the fourth quarter of 2022 and increased by $285,000, or 5.63% in comparison to the first quarter of 2022. Trust and investment services income was relatively flat compared to the fourth quarter of 2022 but grew by $92,000 year-over-year. The first quarter of 2023 included approximately $500,000 in interest rate swap related fees and a recapture of a previous impairment charge of $500,000 as a result of the payoff of a CRA investment that was previously identified as impaired. The fourth quarter of 2022 included $1.0 million in death benefits that exceeded the asset value of certain BOLI policies.

Noninterest Expense

Noninterest expense for the first quarter of 2023 was $54.9 million, compared to $54.4 million for the fourth quarter of 2022 and $58.2 million for the first quarter of 2022. The first quarter of 2023 included $500,000 in provision for unfunded loan commitments. Acquisition expense related to the merger of Suncrest Bank was $5.6 million for the first quarter of 2022. As a percentage of average assets, noninterest expense was 1.36% for the first quarter of 2023, compared to 1.32% for the fourth quarter of 2022 and 1.36% for the first quarter of 2022. The efficiency ratio for the first quarter of 2023 was 39.50%, compared to 36.31% for the fourth quarter of 2022 and 46.93% for the first quarter of 2022.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2023, was 28.20%, compared with 28.10% for the same period of 2022. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $16.27 billion at March 31, 2023. This represented a decrease of $202.5 million, or 1.23%, from total assets of $16.48 billion at December 31, 2022. Interest-earning assets of $14.80 billion at March 31, 2023, decreased by $172.8 million, or 1.15%, when compared with $14.97 billion at December 31, 2022. The decrease in interest-earning assets was primarily due to a $136.9 million decrease in total loans and a $69.0 million decrease in investment securities.

Total assets at March 31, 2023, decreased by $1.27 billion, or 7.21%, from total assets of $17.54 billion at March 31, 2022. Interest-earning assets decreased by $1.31 billion, or 8.13%, when compared with $16.11 billion at March 31, 2022. The decrease in interest-earning assets included a $1.42 billion decrease in interest-earning balances due from the Federal Reserve and a $269.6 million decrease in investment securities, partially offset by a $350.8 million increase in total loans. The increase in total loans included a $115.4 million decrease in PPP loans with a remaining outstanding balance totaling $5.8 million as of March 31, 2023. Excluding PPP loans, total loans increased by $466.2 million from March 31, 2022.

Investment Securities

Total investment securities were $5.74 billion at March 31, 2023, a decrease of $69.0 million, or 1.19%, from $5.81 billion at December 31, 2022 and a decrease of $269.6 million, or 4.49%, from $6.01 billion at March 31, 2022.

At March 31, 2023, investment securities held-to-maturity (“HTM”) totaled $2.54 billion, a decrease of $18.3 million, or 0.72%, from December 31, 2022 and a $173.2 million increase, or 7.33%, from March 31, 2022.

At March 31, 2023, investment securities available-for-sale (“AFS”) totaled $3.20 billion, inclusive of a pre-tax net unrealized loss of $459.7 million. AFS securities decreased by $50.7 million, or 1.56%, from $3.26 billion at December 31, 2022 and decreased by $442.8 million, or 12.14%, from March 31, 2022.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.70 billion or approximately 82% of the total investment securities at March 31, 2023. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $543.3 million of Government Agency securities (HTM) at March 31, 2023, that represent approximately 9.5% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $498.5 million as of March 31, 2023, or approximately 8.7% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.80%, Minnesota at 11.20%, California at 9.51%, Ohio at 6.30%, Massachusetts at 6.26%, and Washington at 5.78%.

Loans

Total loans and leases, at amortized cost, of $8.94 billion at March 31, 2023, decreased by $136.9 million, or 1.51%, from December 31, 2022. After adjusting for seasonality of dairy and livestock and PPP loans, our core loans declined by $6.5 million, or 0.07%, from the end of the fourth quarter. The $136.9 million decrease in total loans quarter-over-quarter included decreases of $127.2 million in dairy & livestock loans, $50.5 million in commercial and industrial loans, $7.4 million in SBA loans, $4.3 million in construction loans, $3.7 million in SFR mortgage loans, $3.3 million in PPP loans, and $5.7 million in consumer and other loans, partially offset by an increase of $65.4 million in commercial real estate loans. The decline in dairy and livestock loans primarily relates to the seasonal peak in line utilization at the end of every calendar year, demonstrated by a decline in utilization from 78% at the end of 2022 to 68%. Likewise, the decline in commercial and industrial loans was impacted by a decrease in line utilization from 33% at the end of 2022 to 28% at March 31, 2023.

Total loans and leases, at amortized cost, increased by $350.8 million, or 4.08%, from March 31, 2022. After adjusting for PPP loans, our core loans grew by $466.2 million, or 5.50%, from the end of the first quarter of 2022. Commercial real estate loans grew by $479.5 million, dairy & livestock and agribusiness loans grew by $15.0 million, municipal lease financings increased by $14.0 million, construction loans increased by $10.5 million, and SFR mortgage loans grew by $7.2 million. This core loan growth was partially offset by decreases of $27.8 million in SBA loans, $26.6 million in commercial and industrial loans, and $5.6 million in consumer and other loans.

Asset Quality

During the first quarter of 2023, we experienced credit charge-offs of $110,000 and total recoveries of $33,000, resulting in net charge-offs of $77,000. The allowance for credit losses (“ACL”) totaled $86.5 million at March 31, 2023, compared to $85.1 million at December 31, 2022 and $76.1 million at March 31, 2022. The ACL increased by $1.4 million for the first quarter of 2023, including $1.5 million in provision for credit losses. At March 31, 2023, ACL as a percentage of total loans and leases outstanding was 0.97%. This compares to 0.94% and 0.89% at December 31, 2022 and March 31, 2022, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming loans plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	March 31, 2023	December 31, 2022	March 31, 2022

Nonperforming loans	(Dollars in thousands)
Commercial real estate	$2,634	$2,657	$7,055
SBA	702	443	1,575
SBA - PPP	-	-	2
Commercial and industrial	2,049	1,320	1,771
Dairy & livestock and agribusiness	406	477	2,655
SFR mortgage	-	-	167
Consumer and other loans	384	33	40

Total	$6,175	$4,930	$13,265

% of Total loans	0.07%	0.05%	0.15%
OREO
Commercial real estate	$-	$-	$-
SFR mortgage	-	-	-

Total	$-	$-	$-

Total nonperforming assets	$6,175	$4,930	$13,265

% of Nonperforming assets to total assets	0.04%	0.03%	0.08%

Past due 30-89 days
Commercial real estate	$425	$-	$565
SBA	575	556	549
Commercial and industrial	-	-	6
Dairy & livestock and agribusiness	183	-	1,099
SFR mortgage	-	388	403
Consumer and other loans	-	175	-

Total	$1,183	$1,119	$2,622

% of Total loans	0.01%	0.01%	0.03%

Classified Loans	$66,977	$78,658	$64,108

The $1.2 million increase in nonperforming loans from December 31, 2022 was primarily due to an increase of $729,000 in commercial and industrial loans. Classified loans are loans that are graded “substandard” or worse. Classified loans decreased $11.7 million quarter-over-quarter, primarily due to a $7.9 million decrease in classified commercial real estate loans. Total classified loans at March 31, 2023, included $22.3 million of classified loans acquired from Suncrest. Excluding the $22.3 million of acquired classified Suncrest loans, classified loans decreased from December 31, 2022 by approximately $11.1 million.

Deposits & Customer Repurchase Agreements

Deposits of $12.27 billion and customer repurchase agreements of $490.2 million totaled $12.76 billion at March 31, 2023. This represented a decrease of $639.6 million, or 4.77%, when compared with $13.40 billion at December 31, 2022. Total deposits and customer repurchase agreements decreased $2.32 billion, or 15.41% when compared with $15.09 billion at March 31, 2022. Higher interest rates that have resulted from the Federal Reserve’s significant increase in the federal funds rate over the last year have continued to impact deposit levels, including approximately $370 million of funds on deposit at the end of 2022 that were transferred from the Bank’s balance sheet to Citizens Trust for investment in higher yielding securities such as treasury notes.

Noninterest-bearing deposits were $8.09 billion on average for the first quarter of 2023, a decrease of $610.2 million, or 7.01%, when compared to $8.70 billion on average for the fourth quarter of 2022. Noninterest-bearing deposits decreased on average by $628.0 million, or 7.20% when compared to $8.72 billion on average for the first quarter of 2022. For the first quarter of 2023, average noninterest-bearing deposits were 63.65% of total deposits, compared to 63.58% for the prior quarter, and 61.48% for the year ago quarter.

Capital

The Company’s total equity was $1.99 billion at March 31, 2023. This represented an overall increase of $41.3 million from total equity of $1.95 billion at December 31, 2022. Increases to equity included $59.3 million in net earnings and a $28.7 million increase in other comprehensive income from the tax effected impact of the increase in market value of available-for-sale securities. Decreases included $28.0 million in cash dividends. During the first quarter of 2023, we repurchased, under our 10b5-1 stock repurchase plan, 791,800 shares of common stock, at an average repurchase price of $23.43, totaling $18.5 million. The 10b5-1 plan expired on March 2, 2023. Our tangible book value per share at March 31, 2023 was $8.64.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2023	December 31, 2022	March 31, 2022

Tier 1 leverage capital ratio	4.0%	9.7%	9.5%	8.7%
Common equity Tier 1 capital ratio	7.0%	13.8%	13.6%	13.6%
Tier 1 risk-based capital ratio	8.5%	13.8%	13.6%	13.6%
Total risk-based capital ratio	10.5%	14.6%	14.4%	14.4%

Tangible common equity ratio		7.8%	7.4%	7.7%

CitizensTrust

As of March 31, 2023, CitizensTrust had approximately $3.38 billion in assets under management and administration, including $2.25 billion in assets under management. Revenues were $2.9 million for the first quarter of 2023, compared to $2.8 million for the same period of 2022. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 27, 2023 to discuss the Company’s first quarter 2023 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI9ddd4df47ee3452fb259d35cbf1a8db7.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and due from banks	$162,668	$158,236	$171,000
Interest-earning balances due from Federal Reserve	64,866	45,225	1,482,039

Total cash and cash equivalents	227,534	203,461	1,653,039

Interest-earning balances due from depository institutions	11,944	9,553	6,859
Investment securities available-for-sale	3,204,524	3,255,211	3,647,330
Investment securities held-to-maturity	2,535,979	2,554,301	2,362,741

Total investment securities	5,740,503	5,809,512	6,010,071

Investment in stock of Federal Home Loan Bank (FHLB)	38,697	27,627	18,012
Loans and lease finance receivables	8,942,489	9,079,392	8,591,684
Allowance for credit losses	(86,540)	(85,117)	(76,119)

Net loans and lease finance receivables	8,855,949	8,994,275	8,515,565

Premises and equipment, net	45,310	46,698	53,435
Bank owned life insurance (BOLI)	256,717	255,528	259,254
Intangibles	20,023	21,742	27,310
Goodwill	765,822	765,822	765,822
Other assets	311,542	342,322	229,770

Total assets	$16,274,041	$16,476,540	$17,539,137

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,844,329	$8,164,364	$9,107,304
Investment checking	668,947	723,870	714,567
Savings and money market	3,474,651	3,653,385	4,289,550
Time deposits	283,943	294,626	376,357

Total deposits	12,271,870	12,836,245	14,487,778
Customer repurchase agreements	490,235	565,431	598,909
Other borrowings	1,405,000	995,000	-
Payable for securities purchased	-	-	257,979
Other liabilities	117,167	131,347	119,428

Total liabilities	14,284,272	14,528,023	15,464,094

Stockholders’ Equity
Stockholders’ equity	2,315,896	2,303,313	2,221,305
Accumulated other comprehensive loss, net of tax	(326,127)	(354,796)	(146,262)

Total stockholders’ equity	1,989,769	1,948,517	2,075,043

Total liabilities and stockholders’ equity	$16,274,041	$16,476,540	$17,539,137

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and due from banks	$175,129	$180,661	$187,061
Interest-earning balances due from Federal Reserve	36,950	125,350	1,653,349

Total cash and cash equivalents	212,079	306,011	1,840,410

Interest-earning balances due from depository institutions	10,984	8,581	13,124
Investment securities available-for-sale	3,216,143	3,273,149	3,546,957
Investment securities held-to-maturity	2,546,585	2,569,134	2,229,483

Total investment securities	5,762,728	5,842,283	5,776,440

Investment in stock of FHLB	28,868	18,291	18,933
Loans and lease finance receivables	8,963,323	8,868,673	8,500,436
Allowance for credit losses	(85,151)	(82,612)	(73,082)

Net loans and lease finance receivables	8,878,172	8,786,061	8,427,354

Premises and equipment, net	46,258	47,327	54,015
Bank owned life insurance (BOLI)	256,137	256,216	259,799
Intangibles	20,983	22,610	28,190
Goodwill	765,822	765,822	759,014
Other assets	331,105	341,958	206,671

Total assets	$16,313,136	$16,395,160	$17,383,950

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,092,704	$8,702,899	$8,720,728
Interest-bearing	4,621,247	4,985,591	5,464,552

Total deposits	12,713,951	13,688,490	14,185,280
Customer repurchase agreements	550,754	518,996	679,931
Other borrowings	971,701	161,197	51
Payable for securities purchased	79	6,022	165,665
Other liabilities	98,407	101,472	109,688

Total liabilities	14,334,892	14,476,177	15,140,615

Stockholders’ Equity
Stockholders’ equity	2,332,625	2,301,770	2,248,871
Accumulated other comprehensive (loss) income, net of tax	(354,381)	(382,787)	(5,536)

Total stockholders’ equity	1,978,244	1,918,983	2,243,335

Total liabilities and stockholders’ equity	$16,313,136	$16,395,160	$17,383,950

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income:
Loans and leases, including fees	$108,394	$106,884	$89,461
Investment securities:
Investment securities available-for-sale	19,596	20,091	12,832
Investment securities held-to-maturity	13,956	13,837	10,663

Total investment income	33,552	33,928	23,495
Dividends from FHLB stock	349	305	371
Interest-earning deposits with other institutions	491	1,001	773

Total interest income	142,786	142,118	114,100

Interest expense:
Deposits	5,365	2,774	1,127
Borrowings and junior subordinated debentures	11,693	1,949	133

Total interest expense	17,058	4,723	1,260

Net interest income before provision for credit losses	125,728	137,395	112,840
Provision for credit losses	1,500	2,500	2,500

Net interest income after provision for credit losses	124,228	134,895	110,340

Noninterest income:
Service charges on deposit accounts	5,344	5,757	5,059
Trust and investment services	2,914	2,867	2,822
Other	4,944	3,841	3,383

Total noninterest income	13,202	12,465	11,264

Noninterest expense:
Salaries and employee benefits	35,247	34,154	32,656
Occupancy and equipment	5,450	5,820	5,571
Professional services	1,696	2,574	2,045
Computer software expense	3,408	3,362	3,795
Marketing and promotion	1,715	1,712	1,458
Amortization of intangible assets	1,720	1,724	1,998
Provision for unfunded loan commitments	500	-	-
Acquisition related expenses	-	-	5,638
Other	5,145	5,073	5,077

Total noninterest expense	54,881	54,419	58,238

Earnings before income taxes	82,549	92,941	63,366
Income taxes	23,279	26,773	17,806

Net earnings	$59,270	$66,168	$45,560

Basic earnings per common share	$0.42	$0.47	$0.31

Diluted earnings per common share	$0.42	$0.47	$0.31

Cash dividends declared per common share	$0.20	$0.20	$0.18

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income - tax equivalent (TE)	$143,332	$142,646	$114,463
Interest expense	17,058	4,723	1,260

Net interest income - (TE)	$126,274	$137,923	$113,203

Return on average assets, annualized	1.47%	1.60%	1.06%
Return on average equity, annualized	12.15%	13.68%	8.24%
Efficiency ratio [1]	39.50%	36.31%	46.93%
Noninterest expense to average assets, annualized	1.36%	1.32%	1.36%
Yield on average loans	4.90%	4.78%	4.27%
Yield on average earning assets (TE)	3.91%	3.82%	2.93%
Cost of deposits	0.17%	0.08%	0.03%
Cost of deposits and customer repurchase agreements	0.17%	0.08%	0.03%
Cost of funds	0.49%	0.13%	0.03%
Net interest margin (TE)	3.45%	3.69%	2.90%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	7.77%	7.40%	7.66%
Citizens Business Bank	7.69%	7.29%	7.42%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,592,371	138,890,705	144,725,296
Diluted	138,953,172	139,438,103	145,018,517
Dividends declared	$28,007	$27,995	$25,467
Dividend payout ratio [3]	47.25%	42.31%	55.90%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,302,451	139,818,703	141,626,059
Book value per share	$14.28	$13.94	$14.65
Tangible book value per share	$8.64	$8.30	$9.05

	March 31, 2023	December 31, 2022	March 31, 2022

Nonperforming assets:
Nonaccrual loans	$6,175	$4,930	$13,265

Total nonperforming assets	$6,175	$4,930	$13,265

Modified loans/performing troubled debt restructured loans (TDR) [4]	$5,836	$7,817	$5,259

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.07%	0.05%	0.15%
Percentage of nonperforming assets to total assets	0.04%	0.03%	0.08%
Allowance for credit losses to nonperforming assets	1401.46%	1726.51%	573.83%

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Allowance for credit losses:
Beginning balance	$85,117	$82,601	$65,019
Suncrest FV PCD loans	-	-	8,605
Total charge-offs	(110)	(127)	(16)
Total recoveries on loans previously charged-off	33	143	11

Net recoveries (charge-offs)	(77)	16	(5)
Provision for (recapture of) credit losses	1,500	2,500	2,500

Allowance for credit losses at end of period	$86,540	$85,117	$76,119

Net recoveries (charge-offs) to average loans	-0.001%	0.000%	0.000%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	March 31, 2023		December 31, 2022		March 31, 2022
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$67.1	0.97%	$64.8	0.94%	$57.8	0.90%
Construction	1.7	1.99%	1.7	1.93%	1.0	1.30%
SBA	2.7	0.96%	2.8	0.97%	2.8	0.90%
Commercial and industrial	8.9	1.00%	10.2	1.08%	6.8	0.70%
Dairy & livestock and agribusiness	4.8	1.55%	4.4	1.01%	6.7	2.30%
Municipal lease finance receivables	0.3	0.36%	0.3	0.36%	0.2	0.20%
SFR mortgage	0.4	0.16%	0.4	0.14%	0.2	0.10%
Consumer and other loans	0.6	0.84%	0.5	0.69%	0.6	0.70%

Total	$86.5	0.97%	$85.1	0.94%	$76.1	0.90%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2023		2022		2021
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.98	$16.34	$24.37	$21.36	$25.00	$19.15
June 30,	$-	$-	$25.59	$22.37	$22.98	$20.50
September 30,	$-	$-	$28.14	$22.63	$20.86	$18.72
December 31,	$-	$-	$29.25	$25.26	$21.85	$19.00

Quarterly Consolidated Statements of Earnings

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Interest income
Loans and leases, including fees	$108,394	$106,884	$100,077	$92,770	$89,461
Investment securities and other	34,392	35,234	35,111	30,492	24,639

Total interest income	142,786	142,118	135,188	123,262	114,100

Interest expense
Deposits	5,365	2,774	1,728	1,201	1,127
Other borrowings	11,693	1,949	122	121	133

Total interest expense	17,058	4,723	1,850	1,322	1,260

Net interest income before provision for credit losses	125,728	137,395	133,338	121,940	112,840
Provision for credit losses	1,500	2,500	2,000	3,600	2,500

Net interest income after provision for credit losses	124,228	134,895	131,338	118,340	110,340

Noninterest income	13,202	12,465	11,590	14,670	11,264
Noninterest expense	54,881	54,419	53,027	50,871	58,238

Earnings before income taxes	82,549	92,941	89,901	82,139	63,366
Income taxes	23,279	26,773	25,262	23,081	17,806

Net earnings	$59,270	$66,168	$64,639	$59,058	$45,560

Effective tax rate	28.20%	28.81%	28.10%	28.10%	28.10%

Basic earnings per common share	$0.42	$0.47	$0.46	$0.42	$0.31
Diluted earnings per common share	$0.42	$0.47	$0.46	$0.42	$0.31

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.19	$0.18

Cash dividends declared	$28,007	$27,995	$27,965	$26,719	$25,467

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Commercial real estate	$6,950,302	$6,884,948	$6,685,245	$6,643,628	$6,470,841
Construction	83,992	88,271	76,495	60,584	73,478
SBA	283,464	290,908	296,664	297,109	311,238
SBA - PPP	5,824	9,087	17,348	66,955	121,189
Commercial and industrial	898,167	948,683	952,231	941,595	924,780
Dairy & livestock and agribusiness	307,820	433,564	323,105	273,594	292,784
Municipal lease finance receivables	79,552	81,126	76,656	64,437	65,543
SFR mortgage	262,324	266,024	263,646	260,218	255,136
Consumer and other loans	71,044	76,781	82,746	84,109	76,695

Gross loans, net of deferred loan fees and discounts	8,942,489	9,079,392	8,774,136	8,692,229	8,591,684
Allowance for credit losses	(86,540)	(85,117)	(82,601)	(80,222)	(76,119)

Net loans	$8,855,949	$8,994,275	$8,691,535	$8,612,007	$8,515,565

Deposit Composition by Type and Customer Repurchase Agreements
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Noninterest-bearing	$7,844,329	$8,164,364	$8,764,556	$8,881,223	$9,107,304
Investment checking	668,947	723,870	751,618	695,054	714,567
Savings and money market	3,474,651	3,653,385	3,991,531	4,145,634	4,289,550
Time deposits	283,943	294,626	364,694	350,308	376,357

Total deposits	12,271,870	12,836,245	13,872,399	14,072,219	14,487,778

Customer repurchase agreements	490,235	565,431	467,844	502,829	598,909

Total deposits and customer repurchase agreements	$12,762,105	$13,401,676	$14,340,243	$14,575,048	$15,086,687

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Nonperforming loans:
Commercial real estate	$2,634	$2,657	$6,705	$6,843	$7,055
Construction	-	-	-	-	-
SBA	702	443	1,065	1,075	1,575
SBA - PPP	-	-	-	-	2
Commercial and industrial	2,049	1,320	1,308	1,655	1,771
Dairy & livestock and agribusiness	406	477	1,007	3,354	2,655
SFR mortgage	-	-	-	-	167
Consumer and other loans	384	33	32	37	40

Total	$6,175	$4,930	$10,117	$12,964	$13,265

% of Total loans	0.07%	0.05%	0.12%	0.15%	0.15%

Past due 30-89 days:
Commercial real estate	$425	$-	$-	$559	$565
Construction	-	-	-	-	-
SBA	575	556	-	-	549
Commercial and industrial	-	-	-	-	6
Dairy & livestock and agribusiness	183	-	-	-	1,099
SFR mortgage	-	388	-	-	403
Consumer and other loans	-	175	-	-	-

Total	$1,183	$1,119	$-	$559	$2,622

% of Total loans	0.01%	0.01%	0.00%	0.01%	0.03%

OREO:
Commercial real estate	$-	$-	$-	$-	$-
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	-

Total	$-	$-	$-	$-	$-

Total nonperforming, past due, and OREO	$7,358	$6,049	$10,117	$13,523	$15,887

% of Total loans	0.08%	0.07%	0.12%	0.16%	0.18%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2023	December 31, 2022	March 31, 2022

Tier 1 leverage capital ratio	4.0%	9.7%	9.5%	8.7%
Common equity Tier 1 capital ratio	7.0%	13.8%	13.6%	13.6%
Tier 1 risk-based capital ratio	8.5%	13.8%	13.6%	13.6%
Total risk-based capital ratio	10.5%	14.6%	14.4%	14.4%

Tangible common equity ratio		7.8%	7.4%	7.7%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2023, December 31, 2022 and March 31, 2022.

	March 31, 2023	December 31, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,989,769	$1,948,517	$2,075,043
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(20,023)	(21,742)	(27,310)

Tangible book value	$1,203,924	$1,160,953	$1,281,911
Common shares issued and outstanding	139,302,451	139,818,703	141,626,059

Tangible book value per share	$8.64	$8.30	$9.05

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(Dollars in thousands)

Net Income	$59,270	$66,168	$45,560
Add: Amortization of intangible assets	1,720	1,724	1,998
Less: Tax effect of amortization of intangible assets [1]	(508)	(510)	(591)

Tangible net income	$60,482	$67,382	$46,967

Average stockholders’ equity	$1,978,244	$1,918,983	$2,243,335
Less: Average goodwill	(765,822)	(765,822)	(759,014)
Less: Average intangible assets	(20,983)	(22,610)	(28,190)

Average tangible common equity	$1,191,439	$1,130,551	$1,456,131

Return on average equity, annualized	12.15%	13.68%	8.24%

Return on average tangible common equity, annualized	20.59%	23.65%	13.08%

[1]	Tax effected at respective statutory rates.